Exhibit 2.1

PURCHASE AND SALE AGREEMENT

DATED AS OF MAY 30, 2014

BY AND BETWEEN

PENN VIRGINIA OIL & GAS CORPORATION

AS SELLER

AND

KKR MANAGEMENT HOLDINGS L.P.

AS BUYER

i

7.3	Conditions to Obligation of Seller	32
7.4	Deliveries by Seller at Closing	32
7.5	Deliveries by Buyer at Closing	33
ARTICLE 8	INDEMNIFICATION	34
8.1	Survival of Representations, Warranties and Covenants	34
8.2	Indemnification By Seller	34
8.3	Indemnification By Buyer	35
8.4	Indemnification Procedures	35
8.5	Other Limitations on Indemnification	36
8.6	Exclusive Remedy	37
ARTICLE 9	TERMINATION	38
9.1	Termination of Agreement	38
9.2	Effect of Termination	38
ARTICLE 10	MISCELLANEOUS	39
10.1	Amendment and Waiver	39
10.2	Successors and Assigns	39
10.3	Notices	40
10.4	Severability	41
10.5	No Third Party Beneficiaries	41
10.6	Construction	41
10.7	Exhibits and Schedules	41
10.8	Headings	41
10.9	Counterparts	41
10.10	Entire Agreement	41
10.11	Applicable Law	42

ii

Exhibits

Exhibit A-1   Purchased Leases

Exhibit A-2   Purchased Wells

Exhibit A-3   Purchased Easements

Exhibit A-4   Purchased Contracts

Exhibit A-5   Certain Gathering Assets

Exhibit B       Allocated Values

Exhibit C       Form of Deed

Exhibit D       Form of Assignment

Exhibit E       Form of Transition Services Agreement

Schedules

Schedule I-1          Seller Officers with Knowledge

Schedule I-2          Buyer Officers with Knowledge

Schedule 3.5          Seller Wire Instructions

Schedule 4.1(d)     Seller Consents

Schedule 4.1(e)     Seller Proceedings

Schedule 4.1(g)     Seller Violations

Schedule 4.1(j)      Seller Gas Imbalances

Schedule 4.1(k)     Royalties

Schedule 4.1(m)    Seller Capital Expenditures

Schedule 4.1(q)     Well Status

Schedule 4.1(s)     Selected Lease Operating Statements

Schedule 4.1(u)     Environmental Matters

Schedule 6.11        Seller Bonds

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated May 30, 2014 is by and between Penn Virginia Oil & Gas Corporation, a Virginia corporation whose mailing address is 840 Gessner, Suite 800, Houston, Texas 77024 (“Seller”), and KKR Management Holdings L.P., a Delaware limited partnership whose mailing address is 9 West 57th Street, Suite 4200, New York, New York 10019 (“Buyer”). Seller and Buyer are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest of whatever kind or nature in and to certain of Seller’s oil, gas and other mineral interests, whether leasehold or other interests, located in Mississippi and described in this Agreement, together with certain gathering systems, equipment and assets described in this Agreement and associated with such interests;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby specifically acknowledged, and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

“Adverse Environmental Condition” means any condition, occurrence, event or activity on or attributable to, related to or incurred with respect to the ownership, operation or use of the Purchased Assets to the extent that the same (i) constitutes a violation of applicable Environmental Laws or (ii) requires (or would require upon proper notice to an applicable Governmental Authority) remediation or corrective action pursuant to applicable Environmental Laws.

“Affiliate” means, with respect to any Person, each other Person that, directly or indirectly (through one or more intermediaries or otherwise), controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means (i) the ownership, directly or indirectly, of an equity interest entitled to cast more than fifty percent (50%) of the votes entitled to be cast with respect to the election of members of the board of directors or other governing body of such Person or (ii) the ability to direct the management or policies of a Person through ownership of voting shares, equity interests or other securities, pursuant to a written agreement or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement, and includes all exhibits and schedules attached hereto.

“Allocated Value” means, with respect to any Purchased Asset, that portion of the Base Purchase Price allocated to such Purchased Asset on Exhibit B.

“Assignments” has the meaning set forth in Section 7.4(b).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Audit Firm” means KPMG LLP.

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Benefit Value” means the amount determined in accordance with Section 5.3 with respect to each Title Benefit which is accepted by Buyer or determined to be a Title Benefit pursuant to Section 5.2.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Casualty Event” has the meaning set forth in Section 5.7.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Payment” means (i) the Base Purchase Price, minus (ii) the Deposit, minus (iii) Seller’s good faith estimate of the Operating Balance if such estimate is more than zero, plus (iv) the absolute value of Seller’s good faith estimate of the Operating Balance if such estimate is less than zero, minus (v) the aggregate amount of all reductions of the Base Purchase Price, if any, required pursuant to Sections 5.4, 5.5, 5.6 and 5.7, plus (vi) the aggregate Benefit Values with respect to all valid Title Benefits, if any, determined as of the Closing Date for which Seller is entitled to an increase of the Base Purchase Price pursuant to Article 5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated March 3, 2014 between Seller and Fleur de Lis Energy, LLC, an Affiliate of Buyer.

“Consultant” means (i) Brunini, Grantham, Grower & Hewes, PLLC with respect to any Title Defects and (ii) Terracon Consultants, Inc. with respect to any Adverse Environmental Conditions.

“Customary Post-Closing Consents” has the meaning set forth in Section 4.1(d).

“Damages” means all liabilities, Taxes, Liens, injunctions, awards, judgments, orders, obligations, damages, losses, fines, penalties, amounts paid in settlement, and all costs, fees and expenses (including court costs and reasonable legal and other professional fees and expenses actually incurred in investigating, defending and preparing for any claim, demand, charge, suit, litigation, judicial or administrative proceeding, action, suit, hearing, investigation or complaint).

“Deeds” has the meaning set forth in Section 7.4(a).

“Defect” means any Title Defect or Adverse Environmental Condition.

“Defect Notice” has the meaning set forth in Section 5.1(a).

“Defect Threshold” means $1,125,000.

“Defect Value” means the amount determined in accordance with Section 5.3 with respect to each Defect which is accepted by Seller or determined to be a Defect pursuant to Section 5.2.

“Deposit” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 7.1.

“Environmental Laws” means Laws and Regulations relating to pollution or the protection of human health or the environment, as the same have been amended to the date hereof.

“Escrow Agent” means Comerica Bank.

“Escrow Agreement” means that certain Escrow Agreement dated the date hereof by and among Buyer, Seller and the Escrow Agent.

“Fundamental Representations” has the meaning set forth in Section 8.1(b).

“Gas Imbalance Adjustment” means the positive or negative amount, if any, equal to (i)(A) all Gas Imbalances owed to Seller minus (B) all Gas Imbalances owed by Seller, in each case, existing with respect to the Purchased Assets at the Effective Time (expressed in Mcf), multiplied by (ii) $2.50 per Mcf.

“Gas Imbalances” has the meaning set forth in Section 4.1(j).

“Governmental Authority” means any federal, state or local governmental or regulatory entity (or any agency, authority, board, bureau, commission, department, tribal authority or political subdivision thereof) or any court or arbitrator.

“Indemnification Threshold” means $1,125,000.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Knowledge” means (i) with respect to Seller, the actual knowledge of any of the officers, managers or employees of Seller or any Affiliate of Seller set forth on Schedule I-1 or (ii) with respect to Buyer, the actual knowledge of any of the officers, managers or employees of Buyer or any Affiliate of Buyer set forth on Schedule I-2.

“Laws and Regulations” means all federal, state or local constitutions, statutes, laws, ordinances, rules, regulations and Orders of any Governmental Authority.

“Lien” means any lien, mortgage, pledge (other than liens, mortgages and pledges to be released at the Closing), claim, charge, option or other encumbrance substantially equivalent thereto.

“Material Adverse Effect” means an event, occurrence or condition, either individually or together with all other events, occurrences or conditions, that (x) individually or in the aggregate has a material adverse effect on the ownership, use, operation or value of the Purchased Assets, as applicable, taking into account the nature and valuation of the Purchased Assets, or (y) individually or in the aggregate materially hinders or impedes the consummation of the transactions contemplated by this Agreement, except to the extent resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby or the public announcement thereof; (ii) changes, circumstances or effects (A) that affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, or (B) that result from (1) international, national, regional, state or local economic conditions, (2) general developments or conditions in the oil and gas industry, (3) changes in applicable Laws and Regulations or the application or interpretation thereof by any Governmental Authority enacted, promulgated or issued on or after the date hereof or (4) other general economic conditions, facts or circumstances that are not subject to the reasonable control of the Parties; (iii) effects of conditions or events resulting from an outbreak or escalation of hostilities (nationally or internationally), or the occurrence of any other calamity or crisis (nationally or internationally), including the occurrence of one or more terrorist attacks; or (iv) any action taken at the written request, or with the written approval, of the other Party; provided, however, that for purposes of Buyer’s representations and warranties set forth in Section 4.2, subpart (x) of this definition of “Material Adverse Effect” shall be deemed to be deleted.

“Missing Consent Period” has the meaning set forth in Section 5.5(b)(i).

“Net Revenue Interest” means, with respect to any Purchased Well, Seller’s decimal interest in and to all production of oil, gas and other minerals saved, produced and sold from such Purchased Well, after giving effect to all valid lessors’ royalties, overriding royalties, profits interests, production payments, carried interests, non-consent interests, reversionary interests, Liens, burdens or charges against production therefrom.

“Notice Deadline” has the meaning set forth in Section 5.1(a).

“Notice of Disagreement” has the meaning set forth in Section 3.4(c).

“Operating Balance” means the positive or negative amount, if any, equal to (i) all proceeds collected by Seller in respect of the Purchased Assets attributable to the period after the Effective Time (unless such proceeds are remitted or allocated to Buyer pursuant to Section 3.6), minus (ii) all costs and expenses incurred after the Effective Time and attributable to the period after the Effective Time and paid by Seller in respect of the Purchased Assets (it being understood that all personal property and ad valorem real property Taxes, fees or assessments attributable to the Purchased Assets shall be apportioned on a calendar year basis as of the

Effective Time based upon 2013 Taxes assessed on the Purchased Assets in accordance with Section 6.4), minus (iii) the amount, if any, by which the Gas Imbalance Adjustment is more than zero, plus (iv) the amount, if any, by the Gas Imbalance Adjustment is less than zero, plus (v) the amount of Suspense Funds.

“Orders” means all judgments, writs, decrees, injunctions, rulings, orders or awards of any Governmental Authority.

“Party” and “Parties” have the meanings set forth in the introductory paragraph to this Agreement.

“Permits” has the meaning set forth in Section 2.2(d).

“Permitted Liens” means all (i) defects, irregularities and deficiencies in title and lessors’ royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of such items for a Purchased Well does not operate to (A) reduce the Net Revenue Interest of Seller for such Purchased Well from that set forth in Exhibit A-2 or (B) increase the Working Interest of Seller for such Purchased Well from that set forth in Exhibit A-2, without a corresponding increase in the Net Revenue Interest for such Purchased Well, (ii) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, Tax and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before the Closing, (iii) Customary Post-Closing Consents, (iv) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with or have an adverse effect on the ownership, use, value or operation of any of the Purchased Assets so long as they do not, individually or in the aggregate, operate to (A) reduce the Net Revenue Interest of Seller for any Purchased Well from that set forth in Exhibit A-2 or (B) increase the Working Interest of Seller for any Purchased Well from that set forth in Exhibit A-2, without a corresponding increase in the Net Revenue Interest for such Purchased Well, (v) operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Purchased Assets, (vi) conventional rights of reassignment of oil and gas leases requiring notice to the holders before release or surrender of such rights, (vii) rights reserved to or vested in any Governmental Authority to control or regulate any of the Purchased Assets in any manner, (viii) applicable Laws and Regulations, (ix) terms and conditions of the Purchased Leases, Purchased Easements and Purchased Contracts so long as they do not, individually or in the aggregate, operate to (A) reduce the Net Revenue Interest of Seller for any Purchased Well from that set forth in Exhibit A-2 or (B) increase the Working Interest of Seller for any Purchased Well from that set forth in Exhibit A-2, without a corresponding increase in the Net Revenue Interest for such Purchased Well, (x) Liens released at the Closing; (xi) Required Consents identified on Schedule 4.1(d) and Preferential Rights identified on Schedule 4.1(d); and (xii) Defects Buyer has expressly waived in writing.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

“Phase I” has the meaning set forth in Section 6.2.

“Phase II” has the meaning set forth in Section 6.2.

“Post-Closing Period” has the meaning set forth in Section 5.5(b)(ii).

“Preferential Rights” has the meaning set forth in Section 5.6(a).

“Preliminary Settlement Statement” has the meaning set forth in Section 3.4(a).

“Proceedings” means all actions, suits, claims or proceedings (including arbitrations, mediations or similar proceedings) by or before any Governmental Authority.

“Production Payment Documents” has the meaning set forth in Section 7.4(c).

“Proposed Final Settlement Statement” has the meaning set forth in Section 3.4(b).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.2.

“Purchased Contracts” has the meaning set forth in Section 2.2(e).

“Purchased Easements” has the meaning set forth in Section 2.2(c).

“Purchased Leases” has the meaning set forth in Section 2.2(a).

“Purchased Permits” has the meaning set forth in Section 2.2(d).

“Purchased Personal Property” has the meaning set forth in Section 2.2(f).

“Purchased Records” has the meaning set forth in Section 2.2(h).

“Purchased Wells” has the meaning set forth in Section 2.2(b).

“Required Consents” has the meaning set forth in Section 5.5(a).

“Restricted Assets” has the meaning set forth in Section 5.5(b)(i).

“Restricted Contracts” has the meaning set forth in Section 5.5(b)(i).

“Retained Asset” has the meaning set forth in Section 5.4(a).

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Survival Period” has the meaning set forth in Section 8.1.

“Suspense Funds” means proceeds of production and associated penalties and interest in respect of any of the Purchased Wells that are payable to third parties and are being held in suspense by Seller as the operator of such Purchased Wells as of the Closing Date.

“Taxes” means all taxes, assessments, fees and other charges of any kind imposed by any Governmental Authority, including any foreign, federal, state or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, ad valorem tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, imposed by a Governmental Authority, together with any interest, fine or penalty thereon, and with such term to include transferee liability for any of the preceding.

“Termination Date” means September 30, 2014.

“Third Party” means any Person other than Seller, Buyer or any Affiliate thereof.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Title Benefit” means, as of the Notice Deadline, with respect to Seller’s interest in any Purchased Well, (i) Seller being entitled to receive a percentage of all proceeds of production therefrom throughout the duration of the productive life of such Purchased Well greater than the Net Revenue Interest of Seller set forth in Exhibit A-2 for such Purchased Well or (ii) Seller being obligated to pay costs and expenses relating to the operations on and the maintenance and development of such Purchased Well throughout the duration of the productive life of such Purchased Well in an amount lesser than the Working Interest set forth in Exhibit A-2 for such Purchased Well, without a corresponding decrease in the Net Revenue Interest for such Purchased Well.

“Title Benefit Notice” has the meaning set forth in Section 5.1(b).

“Title Defect” means, as of the Notice Deadline, with respect to Seller’s interest in (i) any Purchased Well, any defect or Lien, other than a Permitted Lien, which results in (A) Seller being entitled to receive a percentage of all proceeds of production therefrom less than the Net Revenue Interest of Seller set forth in Exhibit A-2 for such Purchased Well for all or any portion of the productive life of such Purchased Well or (B) Seller being obligated to pay costs and expenses relating to the operations on and the maintenance and development of such Purchased Well in an amount greater than the Working Interest set forth in Exhibit A-2 for such Purchased Well for all or any portion of the productive life of such Purchased Well, without a corresponding increase in the Net Revenue Interest for such Purchased Well, (ii) any Purchased Asset, any Lien burdening such Purchased Asset other than a Permitted Lien and (iii) any Purchased Personal Property, the failure of Seller to have title thereto, free and clear of all Liens other than Permitted Liens.

“Transaction Documents” means this Agreement and all other agreements and documents entered into by one or more of the Parties as contemplated by or in connection with this Agreement.

“Transferred Contracts” means all of the Purchased Leases, Purchased Easements and Purchased Contracts (or interests therein) to be sold, assigned or transferred by Seller to Buyer pursuant to the terms and conditions of this Agreement.

“Working Interest” means, with respect to any Purchased Well, Seller’s decimal interest in and to such Purchased Well and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessors’ royalties, overriding royalties, profits interests, production payments, carried interests, non-consent interests, reversionary interests, Liens, burdens or charges against production therefrom insofar as such interest in such Purchased Well is burdened with the obligation to bear and pay costs of operations.

1.2 References and Titles. All references to cash or monetary amounts refer to U.S. Dollars only unless specifically stated to be in the currency of another government. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision, unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Articles, Sections or subsections, respectively, hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, as of the Effective Time, the Purchased Assets.

2.2 Purchased Assets. The “Purchased Assets” shall consist of all right, title and interest of Seller in and to the following assets:

(a) all of the oil, gas and mineral interests of Seller in Forrest, Jefferson Davis, Lamar and Marion Counties, Mississippi, including those described in Exhibit A-1 or described in or referred to in the instruments and agreements listed in Exhibit A-1, whether the interests of Seller in such property are real or beneficial fee interests, leasehold interests, mineral servitudes, royalty interests, overriding royalty interests, licenses, concessions, working interests, farmout rights or other mineral rights of any nature (collectively, the “Purchased Leases”);

(b) all oil and/or gas wells (whether producing, non-producing or shut-in), water source wells and other types of injection and disposal wells located on the property subject to the Purchased Leases, including those described in Exhibit A-2, and with respect to the foregoing, the rights to pooled or unitized acreage of which the Purchased Leases and such wells are a part (collectively, the “Purchased Wells”);

(c) all servitudes, easements, rights-of-way, surface leases and other similar interests used, or held for use, in connection with the ownership or operation of the other Purchased Assets, or with the production or treatment of hydrocarbons from, or attributable to, the Purchased Assets, including the easements and other items described in Exhibit A-3 (collectively, the “Purchased Easements”);

(d) to the extent assignable under applicable Laws and Regulations, all permits, licenses, variances, exemptions, orders, franchises, registrations, approvals and authorizations obtained from any Governmental Authority, and all pending applications therefor (collectively, “Permits”), used, or held for use, primarily in connection with the ownership or operation of the Purchased Assets, or with the production or treatment of hydrocarbons from, or attributable to, the Purchased Assets (collectively, the “Purchased Permits”);

(e) with respect to rights and obligations from and after the Effective Time, all lease agreements (other than the Purchased Leases and the Purchased Easements), royalty agreements, assignments, gas purchase and sale contracts, oil purchase and sale agreements, farmin and farmout agreements, transportation and marketing agreements, joint and other operating agreements, exploration agreements, unit agreements, processing agreements, options, facilities or equipment leases and other contracts, agreements and rights used, or held for use, primarily in connection with the ownership or operation of the Purchased Assets, or with the production or treatment of hydrocarbons from, or attributable to, the Purchased Assets, including the contracts and other items described in Exhibit A-4 (collectively, the “Purchased Contracts”); it being understood and agreed that any master service contracts entered into by Seller with a Third Party shall not be Purchased Contracts;

(f) all equipment, machinery, vehicles, fixtures and other real, personal and mixed property situated on the property subject to the Purchased Leases and used or held for use exclusively in connection with the ownership or operation of the Purchased Assets, including well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, inventory, separators, dehydrators, compressors, treaters, power lines, field processing facilities, flowlines, gathering lines, transmission lines and all other pipelines, equipment and property, including the gathering systems described in Exhibit A-5 (collectively, the “Purchased Personal Property”);

(g) all oil, gas, hydrocarbons and other minerals produced from or attributable to the Purchased Wells after the Effective Time; and

(h) all files, books, records, information and data directly pertaining to the Purchased Assets in Seller’s possession or control or to which Seller has a right, including title records, abstracts, title opinions, title certificates, interpretive data, computer records, production records, severance tax records, geological and geophysical data, reservoir and well information, but excluding any files, books, records, information and data (i) to the extent that the disclosure or transfer thereof is prohibited by Third Party agreement (provided that Seller informs Buyer of such restriction and shall request waivers of such restriction to the extent requested by Buyer) or applicable Laws and Regulations, (ii) relating to Seller’s business generally, (iii) constituting work product of Seller’s legal counsel (other than title opinions) and (iv) relating to the negotiation and consummation of the sale of the Purchased Assets (collectively, the “Purchased Records”); provided, however, that Seller may retain copies of the Purchased Records as may be necessary for litigation, Tax, accounting or auditing purposes or as otherwise may be required by applicable Laws and Regulations.

2.3 No Other Assets. Except for the Purchased Assets expressly described in Sections 2.1 and 2.2 above, Seller shall not sell, and Buyer shall not purchase, any other assets, properties, interests or rights of Seller.

2.4 Assumed Liabilities. As of the Effective Time, subject to Section 8.2, Buyer shall assume all liabilities, duties, obligations and responsibilities of every kind whatsoever attributable to the Purchased Assets (but not any Retained Assets), whether known or unknown, whether attributable to the period of time before or after the Effective Time (collectively, the “Assumed Liabilities”).

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. The aggregate purchase price for the Purchased Assets shall be (a) $72,733,000 (the “Base Purchase Price”), minus (b) the amount, if any, by which the Operating Balance is more than zero, plus (c) the amount, if any, by which the Operating Balance is less than zero, minus (d) the aggregate amount of all reductions of the Base Purchase Price, if any, required pursuant to Sections 5.4, 5.5, 5.6 and 5.7, plus (e) the aggregate Benefit Values with respect to all valid Title Benefits, if any, for which Seller is entitled to an increase of the Base Purchase Price pursuant to Article 5 (the “Purchase Price”).

3.2 Purchase Price Allocation. The Purchase Price, Assumed Liabilities and other items constituting consideration for applicable income Tax purposes shall be allocated among the Purchased Assets as set forth in Exhibit B. The Parties agree to amend Exhibit B to reflect adjustments to the Purchase Price. The Parties shall each report the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement (which for such purposes includes the Transaction Documents) in a manner consistent with such allocation, including the preparation and filing of Form 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax law, or any comparable provision of state or local Tax law), with respect to their respective Tax returns for the taxable year that includes the Closing Date.

3.3 Deposit.

(a) Concurrently with the execution of this Agreement by Buyer and Seller, Buyer shall deliver to the Escrow Agent a performance guarantee deposit in the amount of $5,000,000 (the “Deposit”) to be held and disbursed in accordance with the provisions of the

Escrow Agreement. The Deposit shall be delivered by Buyer to the Escrow Agent by wire transfer of immediately available funds to the account set forth in the Escrow Agreement. The Deposit shall be held by the Escrow Agent subject to the terms of this Section 3.3, and the Parties shall provide joint instructions to the Escrow Agent in accordance with the terms of this Section 3.3.

(b) If the Closing occurs, then the Parties shall instruct the Escrow Agent to disburse the Deposit to Seller and the Deposit shall be credited to Buyer’s payment of the Purchase Price.

(c) If (i) Seller terminates this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii), (ii) Buyer has knowingly taken any action or knowingly omitted to take any action where such action or failure resulted in the breach or omission in any material respect of any representations or warranties of Buyer set forth herein or any covenants of Buyer contained in this Agreement which are to be performed or observed at or prior to the Closing (including Buyer’s failure to consummate the transactions contemplated by this Agreement upon satisfaction of the conditions set forth in Section 7.2) and (iii) as of the date of such termination, Seller has not breached in any material respect any representations or warranties of Seller set forth herein or any covenants of Seller contained in this Agreement which are to be performed or observed at or prior to the Closing (including Seller’s failure to consummate the transactions contemplated by this Agreement upon satisfaction of the conditions set forth in Section 7.3), then the Parties shall instruct the Escrow Agent to disburse the Deposit to Seller, and Seller shall be entitled to retain the Deposit as liquidated damages, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to consummate the transactions contemplated by this Agreement or any breach or failure of any representation, warranty or covenant of Buyer contained herein. Buyer and Seller acknowledge and agree that (x) Seller’s actual Damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit is a reasonable estimate by the Parties of such actual Damages and (z) such liquidated damages do not constitute a penalty.

(d) If this Agreement is terminated in accordance with Section 9.1 and Seller is not entitled to receive and retain the Deposit pursuant to the terms set forth in Section 3.3(c), then the Parties shall instruct the Escrow Agent to disburse the Deposit to Buyer via wire transfer of immediately available funds to such account(s) as Buyer nominates in writing.

3.4 Purchase Price Adjustments.

(a) No later than three days prior to the Closing, Seller shall prepare and deliver to Buyer a preliminary settlement statement prepared by Seller in accordance with this Agreement and generally accepted accounting principles consistently applied by Seller (the “Preliminary Settlement Statement”), which sets forth Seller’s good faith estimate of the Operating Balance and Seller’s good faith calculation of the Closing Payment.

(b) As soon as practicable but no later than the date that is the later of (i) 90 days after the Closing or (ii) two business days after the final resolution of all disputed Defects and Title Benefits in accordance with Section 5.2, Seller shall prepare and deliver to Buyer a statement in the same form of and on the same basis as the Preliminary Settlement Statement (the

“Proposed Final Settlement Statement”), which sets forth Seller’s calculation of the final Purchase Price and each adjustment or payment that was not set forth on the Preliminary Settlement Statement. Each Party shall, during normal business hours, grant and provide the other Party access to the Purchased Records in the possession or control of such Party for the purposes of conducting an audit of the information set forth in the Proposed Final Settlement Statement.

(c) Within 30 days following receipt by Buyer of the Proposed Final Settlement Statement, Buyer shall, if applicable, provide Seller with a written objection (a “Notice of Disagreement”) detailing Buyer’s objections, if any, to Seller’s calculation of the final Purchase Price. To the extent such written notice is not delivered by Buyer within such time period, Seller’s calculation of the final Purchase Price, and each component thereof, shall become final and binding upon the Parties.

(d) Any disagreement between Buyer and Seller regarding Seller’s calculation of the final Purchase Price that cannot be resolved within 30 days after the date of the Notice of Disagreement shall be resolved by the Audit Firm, who shall calculate the final Purchase Price in a manner consistent with the Preliminary Settlement Statement and this Agreement in all respects. Seller and Buyer shall each have an opportunity to present its position to the Audit Firm and shall cooperate with the Audit Firm in making available to it any records or work papers requested by the Audit Firm. The determination of the Audit Firm shall be expressly limited to the determination of the final Purchase Price, and the Audit Firm will not render any decision or have any authority to render a decision with respect to any other matter relating to this Agreement, including with respect to any alleged breach of a representation, warranty or covenant by any Party. In making such determination, the Audit Firm shall consider only those items and amounts in the Proposed Final Settlement Statement with which Buyer has disagreed and which are set forth in the Notice of Disagreement. In no event shall the final Purchase Price as determined by the Audit Firm be more favorable to Seller than reflected on the Proposed Final Settlement Statement by Seller nor more favorable to Buyer than shown in the proposed changes set forth in the Notice of Disagreement. Subject to the provisions set forth in this Section 3.4(d), the decision of the Audit Firm shall be set forth in writing and shall be conclusive and binding on the Parties and subject to judicial enforcement. The fees charged by the Audit Firm shall be borne 50% by Buyer and 50% by Seller, and each Party shall bear all of its own costs and expenses associated with the submission of any disputed matters to the Audit Firm.

(e) If the final Purchase Price, as determined pursuant to this Section 3.4, exceeds the sum of (i) the Closing Payment plus (ii) the Deposit, then Buyer shall pay to Seller the amount of such excess. If the final Purchase Price, as determined pursuant to this Section 3.4, is less than the sum of (A) the Closing Payment plus (B) the Deposit, then Seller shall pay to Buyer the amount of such deficiency. Any payment shall be made within five days after the date the final Purchase Price is deemed to be finally determined pursuant to this Section 3.4 via wire transfer of immediately available funds to the account(s) designated in writing by the Party entitled to such payment.

3.5 Closing Payment. At the Closing, Buyer shall pay to Seller the Closing Payment by wire transfer of immediately available funds to the account set forth on Schedule 3.5.

3.6 Proceeds Received and Expenses Paid Post-Closing.

(a) After the Closing, if Buyer or any of its Affiliates receives any proceeds (including any Tax refunds) attributable to the ownership, use or operation of the Purchased Assets for periods prior to the Effective Time, then Seller shall be entitled to all such proceeds, and Buyer shall remit to Seller all such proceeds within 10 days of receipt thereof.

(b) After the Closing, if Buyer receives any invoice for any operating expenses or capital costs that are not otherwise the subject of an indemnity from Buyer to Seller pursuant to Section 8.3 and are attributable to the ownership, use or operation of the Purchased Assets for periods prior to the Effective Time, then Buyer shall promptly deliver such invoice to Seller. If Seller does not pay such invoice, or dispute such invoice in good faith, within 20 days following such delivery, Buyer may pay the full amount of such invoice and Seller shall reimburse Buyer for such amount within 10 days following request from Buyer.

(c) After the Closing, if Seller or any of its Affiliates receives any proceeds attributable to the ownership, use or operation of the Purchased Assets for periods on or after the Effective Time, then Buyer shall be entitled to all such proceeds, and Seller shall remit to Buyer all such proceeds within 10 days of receipt thereof.

(d) After the Closing, if Seller receives any invoice for any operating expenses or capital costs that are not otherwise the subject of an indemnity from Seller to Buyer pursuant to Section 8.2 and are attributable to the ownership, use or operation of the Purchased Assets for periods after the Effective Time, then Seller shall promptly deliver such invoice to Buyer. If Buyer does not pay such invoice, or dispute such invoice in good faith, within 20 days following such delivery, Seller may pay the full amount of such invoice and Buyer shall reimburse Seller for such amount within 10 days following request from Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

(a) Organization and Good Standing. Seller is a corporation existing and in good standing under the laws of the Commonwealth of Virginia. Seller has all requisite corporate power and authority to own, lease and operate the Purchased Assets and conduct its business as and where such business is currently being conducted. Seller is qualified or registered to do business and is in good standing as a foreign entity in the State of Mississippi.

(b) Authorization and Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and (assuming that this Agreement constitutes a valid and binding obligation of Buyer) constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and similar laws affecting creditors’ rights generally and except to the extent that general equitable principles may affect the availability of certain remedies.

(c) No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance by Seller with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the Purchased Assets under, any provision of (i) the articles of incorporation or bylaws of Seller, (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, permit, concession, franchise, license or other agreement or instrument applicable to Seller (other than any Purchased Lease, Purchased Easement or Purchased Contract), (iii) any Purchased Lease, Purchased Easement or Purchased Contract (except as set forth on Schedule 4.1(d)) or (iv) any Laws and Regulations applicable to Seller or the Purchased Assets, except, in the cases of clauses (ii), (iii) and (iv), for any such conflicts, violations, defaults, rights, losses or Liens that would not have a Material Adverse Effect on Seller or the Purchased Assets.

(d) Approvals and Consents. Except as set forth on Schedule 4.1(d), (i) there are no Required Consents and no other notice to, consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority or other Third Party is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for consents or approvals of, or notices to, any Governmental Authority that are customarily obtained or given after Closing in connection with the transactions contemplated hereby (collectively, the “Customary Post-Closing Consents”), and (ii) no Purchased Asset is subject to any preferential right to purchase, right of first refusal, right of first offer or similar right which would be binding on Buyer after the consummation of the transactions contemplated hereby.

(e) Proceedings; Orders. Except as set forth on Schedule 4.1(e), there are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller or the Purchased Assets affecting the Purchased Assets or that would prohibit, restrict or delay in any material respect the consummation of the transactions contemplated hereby, and, to Seller’s Knowledge, there are no facts or circumstances which could give rise to any such Proceedings relating to property damage. There are currently no outstanding Orders against Seller which relate to or arise out of the ownership, use or operation of the Purchased Assets or that would prohibit, restrict or delay in any material respect the consummation of the transactions contemplated hereby.

(f) Brokerage. Neither Seller nor any of its Affiliates has made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission for which Buyer or any of Buyer’s Affiliates shall directly or indirectly have any responsibility, liability or expense as a result of the transactions contemplated hereby.

(g) Compliance with Laws. Except as set forth on Schedule 4.1(g), Seller has not violated or failed to comply in any material respect with any Laws and Regulations applicable to the Purchased Assets, except for any such violations or failures as would not have a Material Adverse Effect on Seller or the Purchased Assets. Except as set forth on Schedule 4.1(g), Seller has not received any written notice from any Governmental Authority of any violation of any Laws and Regulations applicable to the Purchased Assets. The representations and warranties contained in this Section 4.1(g) shall not apply to violations of or compliance with Environmental Laws (it being acknowledged and agreed that Section 4.1(u) and Article 5 contain the sole provisions relating to compliance with Environmental Laws).

(h) Permits. Seller (i) possesses all material Permits required to own, lease, operate or use the Purchased Assets under all Laws and Regulations and (ii) is in compliance in all material respects with all terms, provisions and conditions of the Purchased Permits. All Purchased Permits are in full force and effect, and there are no Proceedings pending or, to Seller’s Knowledge, threatened that seek the revocation, cancellation, suspension or any materially adverse modification, or the imposition of any penalty with respect to, any Purchased Permits. The representations and warranties contained in this Section 4.1(h) shall not apply to violations of or compliance with Purchased Permits issued under Environmental Laws (it being acknowledged and agreed that Section 4.1(u) and Article 5 contain the sole provisions relating to compliance with Environmental Laws).

(i) Leases, Easements and Contracts. The Purchased Leases, Purchased Easements and Purchased Contracts listed in Exhibits A-1, A-3 and A-4 comprise all of the material Purchased Leases, material Purchased Easements and material Purchased Contracts. The Purchased Contracts listed in Exhibit A-4 include all (A) contracts that could reasonably be expected to result in more than $20,000 in revenues or expenses in any twelve month period, (B) hydrocarbon purchase and sale, exchange, gathering, transportation, processing or similar contracts that are not terminable without penalty on sixty (60) days or less notice, all farmout and farmin agreements with obligations to be performed or covenants to comply with, all outstanding area of mutual interest or non-compete agreements and (C) contracts with Affiliates of Seller. With respect to each Purchased Lease, Purchased Easement and Purchased Contract, Seller is not in breach of or default under, and no event has occurred which with notice or lapse of time (or both) would constitute a breach by Seller of or default by Seller under, such Purchased Lease, Purchased Easement or Purchased Contract, except for any such breaches or defaults as would not have a Material Adverse Effect on Seller or the Purchased Assets.

(j) Gas Imbalances. Except as set forth on Schedule 4.1(j), (i) there are no aggregate production, pipeline, transportation or processing imbalances existing with respect to the Purchased Assets (“Gas Imbalances”) and (ii) Seller has not received any deficiency payments under gas contracts for which any party has a right to take deficiency gas from Seller, nor has Seller received any payments for production which are subject to refund or recoupment out of future production.

(k) Royalties. Except for the Suspense Funds and except as set forth on Schedule 4.1(k), Seller has paid or caused to be paid all royalties, overriding royalties, shut-in royalties and minimum royalties due by it under any of the Purchased Leases, and Seller has not received any written claims or demands that royalties and other payments due by it under any of the Purchased Leases have not been properly and timely paid or that any conditions necessary to keep the Purchased Leases in force have not been fully performed.

(l) Prepayments. No prepayments for hydrocarbon sales have been received by Seller for hydrocarbons produced from the Purchased Assets which have not been delivered as of the date hereof.

(m) Capital Expenditures. As of the date of this Agreement, except as set forth on Schedule 4.1(m), the presently approved face amount of any currently outstanding and effective authorizations for expenditure or other obligation for capital commitments with respect to the Purchased Assets would not require Buyer to make or incur after the Closing capital expenditures with respect to any individual Purchased Well or Purchased Lease in excess of $50,000.

(n) Future Delivery of Hydrocarbons. Seller is not obligated by virtue of any prepayment arrangement, “take or pay” arrangement, production payment arrangement, gas balancing agreement or otherwise to deliver hydrocarbons produced from the Purchased Assets at some future time without then or thereafter receiving full payment therefor without deduction or credit on account of such arrangement from the price that would otherwise be received.

(o) Taxes. Seller has timely paid all Taxes imposed or assessed with respect to the Purchased Assets. All Tax returns required to have been filed related to such Taxes have been duly and timely filed (subject to all applicable extensions). There are no Liens (other than Permitted Liens) currently existing or, to the Knowledge of Seller, pending or threatened with respect to any of the Purchased Assets attributable to unpaid Taxes.

(p) Tax Partnerships. None of the Purchased Assets are subject to any Tax partnership agreement requiring a partnership income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(q) Well Status. Except as set forth on Schedule 4.1(q), there are no wells located on the Purchased Assets that: (i) Seller is obligated by Law or contract to currently plug and abandon; or (ii) to the extent plugged and abandoned, have not been plugged in accordance with applicable material requirements of each Governmental Authority having jurisdiction over the Purchased Assets. The Purchased Wells have been or are being drilled, completed and operated within the boundaries of the Purchased Leases or within the limits otherwise permitted or prescribed by contract, pooling or unit agreement, and by applicable Laws and Regulations.

(r) Payout. No Purchased Well is subject to a revision or other adjustment at some level of cost recovery or payout except as set forth in Exhibit A-2.

(s) Lease Operating Statements. The lease operating statements set forth on Schedule 4.1(s) are an accurate and complete record of all Third Party costs, expenses and revenues, as well as all direct company costs, relating to the Purchased Assets for the periods described therein.

(t) Investment Company. Seller is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of said act.

(u) Environmental Representation and Warranty. Except as described on Schedule 4.1(u), Seller has not received any notices of violation of any Environmental Law that have not been resolved without further action required by Seller or obligation relating to the Purchased Assets.

(v) No Other Seller Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4.1, THE DEEDS, THE ASSIGNMENTS OR ANY OTHER AGREEMENTS OR INSTRUMENTS DELIVERED AT THE CLOSING PURSUANT TO SECTION 7.4, SELLER AND ITS REPRESENTATIVES AND ADVISORS HAVE NOT MADE AND MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE PURCHASED ASSETS OR ANY LIABILITIES OR OPERATIONS RELATED THERETO (INCLUDING THE ASSUMED LIABILITIES), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, IN EACH CASE INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (I) TITLE TO ANY OF THE PURCHASED ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PURCHASED ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE PURCHASED ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE PURCHASED ASSETS OR FUTURE REVENUES GENERATED BY THE PURCHASED ASSETS, (VI) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE PURCHASED ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PURCHASED ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OR (IX) ANY OTHER RECORD, FILES OR MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS SECTION 4.1, THE DEEDS, THE ASSIGNMENTS OR ANY OTHER AGREEMENTS OR INSTRUMENTS DELIVERED AT THE CLOSING PURSUANT TO SECTION 7.4, BUYER IS PURCHASING THE PURCHASED ASSETS ON AN “AS-IS, WHERE-IS” BASIS WITH ALL FAULTS AND DEFECTS AND BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

(a) Organization and Good Standing. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited partnership power and authority to own, lease and operate its assets and properties and conduct its business as and where such business is currently being conducted. At the Closing, Buyer will be qualified or registered to do business and will be in good standing as a foreign entity in the State of Mississippi.

(b) Authorization and Enforceability. Buyer has the limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited partnership action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming that this Agreement constitutes a valid and binding obligation of Seller) constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and similar laws affecting creditors’ rights generally and except to the extent that general equitable principles may affect the availability of certain remedies.

(c) No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance by Buyer with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the assets or properties of Buyer under, any provision of (i) the organizational documents of Buyer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, permit, concession, franchise, license or other agreement or instrument applicable to Buyer or (iii) any Laws and Regulations applicable to Buyer or any of its assets or properties, except, in the cases of clauses (ii) and (iii), for any such conflicts, violations, defaults, rights, losses or Liens that would not have a Material Adverse Effect.

(d) Approvals and Consents. No notice to, consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority or other Third Party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for the Customary Post-Closing Consents and statewide approvals and qualifications that Buyer will have in place at the Closing.

(e) Proceedings; Orders. There are no Proceedings pending or, to Buyer’s Knowledge, threatened against Buyer that would prohibit, restrict or delay in any material respect the consummation of the transactions contemplated hereby. There are currently no outstanding Orders against Buyer that would prohibit, restrict or delay in any material respect the consummation of the transactions contemplated hereby.

(f) Brokerage. Neither Buyer nor any of its Affiliates has made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission for which Seller or any of Seller’s Affiliates shall directly or indirectly have any responsibility, liability or expense as a result of the transactions contemplated hereby.

(g) Funding. Buyer has available adequate funds or the means to obtain adequate funds in the aggregate amount sufficient to pay (i) the Purchase Price and (ii) all expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby.

(h) Due Diligence Investigation. Buyer has the expertise, knowledge and sophistication in financial and business matters generally and with respect to the oil and gas industry that make it capable of evaluating, and it has evaluated, the merits and economic risks of its investment in the Purchased Assets. Buyer has had the opportunity to examine all aspects of the Purchased Assets Buyer has deemed relevant and has had access to all information requested by Buyer with respect to the Purchased Assets and the Assumed Liabilities in order to make an evaluation thereof. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied and will rely solely on the provisions of this Agreement and its own independent investigation and evaluation of the Purchased Assets and the value thereof.

ARTICLE 5

TITLE AND ENVIRONMENTAL MATTERS

5.1 Title and Environmental Adjustments.

(a) Buyer shall notify Seller in writing (each a “Defect Notice”) of any claimed Title Defect or Adverse Environmental Condition promptly upon Buyer’s discovery thereof and in no event later than 5:00 p.m., Houston, Texas time, on July 15, 2014 (the “Notice Deadline”); provided, however, that no single Defect may be claimed unless the Defect Value thereof shall exceed $25,000. The Defect Notice shall set forth in reasonable detail (i) the Purchased Asset with respect to which a claimed Defect is made, (ii) the nature of such claimed Defect and (iii) Buyer’s good faith calculation of the Defect Value thereof in accordance with the guidelines set forth in Section 5.3. Each Defect Notice shall be accompanied by supporting documents reasonably necessary for Seller (or any title attorney or examiner hired by Seller) to comprehend or investigate the existence of the alleged Defect(s). Unless a Defect would constitute a breach of the special warranty in the Deeds or the Assignments, any Defect that is not identified in a Defect Notice by the Notice Deadline shall thereafter be forever waived and expressly assumed by Buyer and shall be deemed to have become a Permitted Lien and an Assumed Liability.

(b) As soon as practicable after Buyer has knowledge thereof, Buyer shall notify Seller in writing of any Title Defect. Seller may request an increase of the Base Purchase Price by notifying Buyer of a Title Benefit on or before the Notice Deadline (a “Title Benefit Notice”); provided, however, that no single Title Benefit may be claimed unless the Benefit Value thereof shall exceed $25,000. The Title Benefit Notice shall set forth in reasonable detail (i) the Purchased Asset with respect to which a claimed Title Benefit is made, (ii) the nature of such claimed Title Benefit and (iii) Seller’s good faith calculation of the Benefit Value thereof in accordance with the guidelines set forth in Section 5.3. Each Title Benefit Notice shall be accompanied by supporting documents reasonably necessary for Buyer (or any title attorney or examiner hired by Buyer) to verify or investigate the existence of the alleged Title Benefit(s). Any Title Benefit that is not identified in a Title Benefit Notice by the Notice Deadline shall thereafter be forever waived.

5.2 Determination of Defects, Benefits and Values. Within five days after a Party’s receipt of any Defect Notice or Title Benefit Notice, such Party shall notify the delivering Party in writing whether such receiving Party agrees with any claimed Defects or Title Benefits contained therein and the proposed Defect Values or Benefit Values therefor, as applicable. If the recipient of a Defect Notice or a Title Benefit Notice fails to provide the required written notice to the deliveror of such Defect Notice or Title Benefit Notice, then such recipient is deemed to have accepted the applicable claimed Defect, Title Benefit, Defect Value or Benefit Value. If the receiving Party does not agree with any claimed Defect or Title Benefit or the proposed Defect Value or Benefit Value therefor, as applicable, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters. If the Parties cannot reach agreement prior to the Closing concerning either the existence of a Defect or Title Benefit or a Defect Value or Benefit Value regarding any Purchased Asset, then, upon any Party’s written request, the Parties shall retain the applicable Consultant to resolve all points of disagreement relating to Defects, Title Benefits, Defect Values and Benefit Values. If necessary, the Closing shall be deferred only as to those Purchased Assets (or interests therein) with respect to which the existence or value of a Defect (but not a Title Benefit) is an issue until the Consultant has made a determination of the disputed issues with respect thereto. All Purchased Assets (or interests therein) as to which no such dispute(s) exist at the Closing shall be conveyed to Buyer subject to the terms of this Agreement at the Closing. The Consultant’s determination shall be made within 30 days after submission of the matters in dispute and such determination by the Consultant shall be final, conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction. Once the Consultant’s determination has been expressed to the Parties, (i) with respect to Defects and Defect Values, Seller shall have five days in which to advise Buyer in writing which of the options available to Seller under Section 5.4 Seller elects regarding each of the Purchased Assets as to which the Consultant has made a determination, (ii) to the extent that Seller has not elected to exclude such Purchased Assets (or interests therein), Seller and Buyer shall effect a Closing pursuant to Article 7 (and the other terms and conditions herein) with respect to, and Seller shall transfer to Buyer, the Purchased Assets (or interests therein) subject to such Defects, and (A) Buyer shall pay to Seller an amount equal to the aggregate Allocated Values of such Purchased Assets (minus any Defect Values attributable thereto) or (B) to the extent that any such Defect Values with respect to Adverse Environmental Conditions exceed the Allocated Values of the applicable Purchased Assets burdened thereby, Seller shall promptly pay to Buyer an amount equal to such excess and (iii) with respect to Title Benefits and Benefit Values, Buyer shall promptly pay to Seller the aggregate Benefit Values determined by the Consultant, if any. In making its determination, the Consultant shall be bound by the rules set forth in this Article 5. The Consultant shall act as an expert for the limited purpose of determining the specific disputed Defect, Title Benefit, Defect Value or Benefit Value submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. The fees charged by the Consultant shall be borne 50% by Buyer and 50% by Seller, and each Party shall bear all of its own costs and expenses associated with the submission of any disputed matters to the Consultant.

5.3 Calculation of Defect Value and Benefit Value.

(a) Different Interests. If a Title Defect or Title Benefit represents a discrepancy between (i) the Net Revenue Interest or Working Interest for any Purchased Well and (ii) the Net Revenue Interest or Working Interest set forth in Exhibit A-2 for such Purchased Well, then the Defect Value or the Benefit Value thereof shall be the product of the Allocated Value of such Purchased Well, multiplied by a fraction, the numerator of which is the Net Revenue Interest or Working Interest decrease or increase, as applicable, and the denominator of which is the Net Revenue Interest or Working Interest set forth in Exhibit A-2 for such Purchased Well; provided, however, that if the Title Defect or Title Benefit does not affect the Purchased Well throughout its entire productive life, the Defect Value or the Benefit Value determined pursuant to this Section 5.3(a) shall be reduced to take into account such applicable time period only.

(b) Liens. If a Title Defect is a Lien upon a Purchased Asset which is liquidated in amount, then the Defect Value thereof shall be the sum necessary to be paid to the obligee to remove the Lien from such Purchased Asset. If a Title Defect is a Lien upon a Purchased Asset which is not liquidated in amount but can be estimated with reasonable certainty, then the Defect Value thereof shall be the sum necessary to compensate Buyer for the adverse economic effect on such Purchased Asset.

(c) Adverse Environmental Conditions. If a Defect is an Adverse Environmental Condition, then the Defect Value thereof shall be the costs and expenses reasonably necessary to investigate, remediate and/or correct such Adverse Environmental Condition in a manner acceptable to the applicable Governmental Authority and consistent with applicable Environmental Laws.

(d) Other Defects. If the Defect is of a type not described in Sections 5.3(a) through (c), then the Defect Value thereof shall be determined by taking into account the Allocated Value of the Purchased Asset so affected, the portion of Seller’s interest in the Purchased Asset affected by the Defect, the legal effect of the Defect, the potential economic effect of the Defect over the life of the affected Purchased Asset, the values placed upon the Defect by Seller and Buyer and such other factors as are necessary to make a proper evaluation.

(e) No Duplication. The Defect Value with respect to any Defect shall be determined without duplication of any costs or losses included in another Defect Value hereunder, or for which Buyer otherwise receives credit in the calculation of any Defect Value with respect to any Defect.

5.4 Remedies for Defects.

(a) Seller’s Right to Cure or Remediate. Seller shall have the right, but not the obligation, to cure (by means including investigation, remediation and/or corrective action) at or prior to the Closing any Defect accepted by Seller or determined to be a Defect pursuant to Section 5.2. If a Defect to be cured is not cured prior to the originally scheduled Closing Date, then Seller may elect to extend the Closing Date for the Purchased Assets (or interests therein) affected by such Defect up to 60 days and complete the cure. If Seller elects to extend the

Closing Date for the Purchased Assets (or interests therein) affected by a Defect, it shall give Buyer written notice of such election at least two days prior to the originally scheduled Closing Date and provide a new date for the Closing Date for such Purchased Assets (or interests therein), in which event (i) the Base Purchase Price for the originally scheduled Closing shall be reduced by the aggregate Allocated Values of all such Purchased Assets for which a new Closing Date has been established and (ii) the Base Purchase Price for the new Closing shall be the aggregate Allocated Values of all such Purchased Assets. All Purchased Assets (or interests therein) as to which no such election has been made shall be conveyed to Buyer subject to the terms of this Agreement on the originally scheduled Closing Date. With respect to any Defect that Seller elects not to cure or that Seller fails to cure at or prior to the Closing, the provisions of Section 5.4(b) or Section 5.4(c) shall apply. If Seller fails to cure a Defect at the end of the 60-day extended period, then, at Buyer’s election, Buyer may (x) accept the Purchased Asset (or interest therein) with such uncured Defect, in which event the Parties shall effect the Closing for such Purchased Asset, in which event the Allocated Value of such Purchased Asset shall be reduced by the Defect Value related to the uncured portion of such Defect; or (y) refuse to accept the Purchased Asset (or interest therein) with such uncured Defect, in which event the Parties shall not effect any Closing for such Purchased Asset, the Purchased Asset (or interest therein) shall become a retained asset of the Seller (a “Retained Asset”), and Buyer shall have no other or further obligation or liability in respect of such Retained Asset or the associated Defect, as any and all such obligation or liability in respect of such Retained Asset and the associated Defect shall be borne solely by Seller.

(b) Title Defects. In the event of a Title Defect, Seller shall have the option, exercisable in writing delivered to Buyer, to:

(i) include the Purchased Asset (or interest therein) affected by such Title Defect in this Agreement and not cure such Title Defect, in which event (A) the Base Purchase Price shall be reduced by the Defect Value related to such Title Defect and (B) Seller shall have no other or further obligation or liability in respect of such Title Defect; or

(ii) with the consent of Buyer, exclude from this Agreement the Purchased Asset (or interest therein) affected by such Title Defect and all other Purchased Assets as may be reasonably necessary to effect the exclusion of the affected Purchased Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Purchased Asset, in which event the Base Purchase Price shall be reduced by the aggregate Allocated Values of all such excluded Purchased Assets.

Each election under this Section 5.4(b) shall be made by Seller no later than the Closing Date (either the originally scheduled Closing Date or the new Closing Date elected pursuant to Section 5.4(a)). Any failure by Seller to validly make such election (or failure of Buyer to consent to an election by Seller under Section 5.4(b)(ii)) shall be deemed hereunder to be an election by Seller of the option set forth in Section 5.4(b)(i) above.

(c) Adverse Environmental Conditions. In the event of an Adverse Environmental Condition, Seller shall have the option, exercisable in writing delivered to Buyer, to:

(i) include the Purchased Asset (or interest therein) affected by such Adverse Environmental Condition in this Agreement and not remediate such Adverse Environmental Condition, in which event (A) the Base Purchase Price shall be reduced by the Defect Value related to such Adverse Environmental Condition and (B) subject to Section 5.2(ii)(B), Seller shall have no other or further obligation or liability in respect of such Adverse Environmental Condition; or

(ii) with the consent of Buyer, exclude from this Agreement the Purchased Asset (or interest therein) affected by such Adverse Environmental Condition and all other Purchased Assets as may be reasonably necessary to effect the exclusion of the affected Purchased Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Purchased Asset, in which event the Base Purchase Price shall be reduced by the aggregate Allocated Values of all such excluded Purchased Assets.

Each election under this Section 5.4(c) shall be made by Seller no later than the Closing Date (either the originally scheduled Closing Date or the new Closing Date elected pursuant to Section 5.4(a)). Any failure by Seller to validly make such election (or failure by Buyer to consent to an election by Seller under Section 5.4(c)(ii)) shall be deemed hereunder to be an election by Seller of the option set forth in Section 5.4(c)(i) above.

(d) Effect of Remedies. (i) Any adjustments to the Base Purchase Price pursuant to Section 5.4(b) or Section 5.4(c) shall be taken into account in determining the Closing Payment and (ii) any Purchased Assets (or interests therein) excluded from this Agreement in accordance with the terms of Section 5.4(b)(ii) or Section 5.4(c)(ii) shall be considered Retained Assets, excluded from the Closing and deemed deleted from the exhibits and schedules hereto.

(e) Limitations. Notwithstanding anything herein to the contrary: (i) Buyer may not assert any Defect after the Notice Deadline (other than pursuant to the special warranty in the Deeds and the Assignments); (ii) in no event shall the Defect Value for any Title Defect exceed the Allocated Value of the affected Purchased Asset (it being understood by the Parties that the Defect Value of any Adverse Environmental Condition shall not be limited under this Section 5.4(e)(ii)); (iii) no reduction of the Base Purchase Price shall be made for Defects unless and until the aggregate uncured Defect Values exceed the Defect Threshold, and only then to the extent of the excess over the Defect Threshold; (iv) no adjustment to the Base Purchase Price shall be made for Title Benefits unless and until (A) the aggregate Benefit Values exceed $500,000, and only then to the extent of the excess over $500,000, and (B) there is a reduction in the Base Purchase Price as a result of a Defect, in which case such Benefit Values shall be applied only to offset such Defect Values dollar for dollar, and shall not otherwise increase the Base Purchase Price; and (v) this Article 5 sets forth Buyer’s sole remedies for all Defects (other than any claim or liability arising out of or attributable to any breach or failure of Seller’s special warranty of title set forth in any Deed or any Assignment).

(f) Notwithstanding anything to the contrary in this Agreement, the $25,000 individual Title Defect threshold and the Defect Threshold shall not apply to any Title Defect which arises from typographical, clerical or scrivener’s error (such as misplaced decimal points, transposed digits and similar erroneous entries of data in the ARIES database as compared to the documents in Seller’s possession from which such information was extracted) in the Exhibits or Schedules to this Agreement.

5.5 Consents.

(a) After the date hereof and prior to the Closing, Seller shall use commercially reasonable efforts to obtain the written consent from any Third Party with respect to any Transferred Contract that is required to permit the sale, transfer and assignment of such Transferred Contract pursuant to the terms and conditions thereof (collectively, the “Required Consents”). Notwithstanding anything in this Agreement to the contrary, neither Party shall be obligated to make any payments to any Third Party holder of any Required Consent or incur any other material burden in order to comply with the requirements set forth in this Section 5.5 and the failure to obtain any such Required Consent shall not be deemed a breach of any covenant or condition of any Party hereunder.

(b) If there are any Required Consents that have not been obtained as of the Closing, then the provisions of Section 5.5(b)(i) or Section 5.5(b)(ii) shall apply.

(i) If the sum of (x) the aggregate Allocated Values of the Transferred Contracts as to which any Required Consents were not obtained (collectively, the “Restricted Contracts”) and all other Purchased Assets reasonably related to the Restricted Contracts due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of the Restricted Contracts (collectively with the Restricted Contracts, the “Restricted Assets”) plus (y) the aggregate uncured Defect Values of all Defects validly asserted on or prior to the Closing does not exceed the Defect Threshold, then (A) to the extent Buyer elects, the Closing with respect to the Restricted Contracts identified by Buyer shall, subject to the terms of this Section 5.5(b)(i), be deferred and excluded from the initial Closing hereunder, (B) the Parties shall proceed to close the transaction in accordance with Article 7 (and the other terms and conditions herein) without any adjustment of the Base Purchase Price and (C) Seller shall continue after the Closing to use commercially reasonable efforts to obtain the written consent from any Third Party with respect to all un-obtained Required Consents. In the event of the foregoing, to the extent Buyer elects, notwithstanding anything herein to the contrary (including Sections 2.1 and 2.2), neither this Agreement nor any of the other Transaction Documents shall constitute a sale, assignment, assumption, transfer, conveyance or delivery, or an attempted sale, assignment, assumption, transfer, conveyance or delivery, of the Restricted Contracts, and following the Closing, until the earlier of the term of the applicable Restricted Contract or December 31, 2014 (the “Missing Consent Period”), Seller and Buyer shall, subject to Section 5.5(a), use their commercially reasonable efforts, and cooperate with each other, to obtain the Required Consent relating to each Restricted Contract as quickly as practicable. Pending the obtaining of the Required Consent relating to any Restricted Contract, Seller and Buyer shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of the use of the Restricted Contract (or interest therein) on and after the Closing Date (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer, at Buyer’s cost and expense, of any and all rights of Seller against a Third Party thereunder), subject to the burdens of use of the Restricted Contract (or any liability arising thereunder, including the defense of Seller, at Buyer’s cost and expense, of any claims made or asserted by a Third Party thereunder). Upon the earlier of the expiration of the Missing Consent Period or Seller obtaining a Required Consent for a Restricted Contract, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract (or interest therein) to Buyer without any further monetary consideration, and Buyer shall expressly assume the obligations under such Restricted Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special purpose assignment and assumption agreement substantially similar in terms to the Assignments (which special purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer).

(ii) If the sum of (x) the aggregate Allocated Values of the Restricted Assets plus (y) the aggregate uncured Defect Values of all Defects validly asserted on or prior to the Closing exceeds the Defect Threshold, then, to the extent Buyer elects, each Restricted Asset (or interest therein) shall be excluded from the Closing and (A) the Parties shall proceed to close the transaction in accordance with Article 7 with a reduction of the Base Purchase Price by an amount equal to the Allocated Value for such Restricted Asset and (B) Seller shall retain such Restricted Asset. During the period from the Closing until the day prior to final settlement required in accordance with Section 3.4 (the “Post-Closing Period”), Seller and Buyer shall use their commercially reasonable efforts (but without any obligation to pay any amounts to any Third Party), and cooperate with each other, to obtain the Required Consent relating to each Restricted Contract as quickly as practicable. In the event that Seller obtains a Required Consent for a Restricted Contract prior to the expiration of the Post-Closing Period, (A) Seller and Buyer shall effect a Closing pursuant to Article 7 (and the other terms and conditions herein) with respect to such Restricted Contract, (B) Seller shall assign, transfer, convey and deliver to Buyer such Restricted Contract (or interest therein) and all other Restricted Assets (or interests therein) related to such Restricted Contract, and Buyer shall expressly assume the obligations under such Restricted Contract and Restricted Assets from and after the date of assignment to Buyer pursuant to a special purpose assignment and bill of sale substantially in the form of the Assignments (which special purpose assignment and bill of sale the Parties shall prepare, execute and deliver in good faith at the time of such transfer) and (C) Buyer shall pay to Seller an amount equal to the aggregate Allocated Values of such Restricted Contract and such other Restricted Assets.

5.6 Preferential Rights.

(a) After the date hereof, Seller shall promptly notify all holders of preferential rights to purchase all or any portion of the Purchased Assets (“Preferential Rights”) of their rights as result of this Agreement.

(b) In the event that any holder of Preferential Right exercises such Preferential Right prior to the Closing, the Purchased Assets subject to such Preferential Right (as well as all other Purchased Assets as may be reasonably necessary to effect the exclusion of the affected Purchased Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Purchased Asset) shall be excluded and deleted from this Agreement, the Base Purchase Price shall be reduced by an amount equal to the aggregate Allocated Values of such affected Purchased Assets and, subject to Sections 7.2 and 7.3, the Closing shall occur as to the remainder of the Purchased Assets (or interests therein), if any.

(c) In the event that any holder of Preferential Right fails to exercise such Preferential Right prior to the Closing and the time period for exercise or waiver of such Preferential Right has not yet expired, the Purchased Assets subject to such Preferential Right and all other Purchased Assets as may be reasonably necessary to effect the exclusion of the affected Purchased Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Purchased Asset shall be retained by Seller and the Base Purchase Price shall be reduced by an amount equal to the aggregate Allocated Values of such Purchased Assets, and, subject to Sections 7.2 and 7.3, the Closing shall occur as to the remainder of the Purchased Assets (or interests therein), if any.

(d) If, subsequent to the Closing, any Preferential Right is waived, or if the time period otherwise set forth for exercising such Preferential Right expires, in either case prior to the expiration of the Post-Closing Period, Seller and Buyer shall effect a Closing pursuant to Article 7 (and the other terms and conditions herein) with respect to, and Seller shall transfer to Buyer, the Purchased Assets (or interests therein) subject to such Preferential Right, and Buyer shall pay to Seller an amount equal to the aggregate Allocated Values of such Purchased Assets.

5.7 Casualty and Condemnation. If, after the date of this Agreement but prior to the Closing Date, any portion of the Purchased Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Event”), the Parties shall nevertheless be required to consummate the transactions contemplated by this Agreement. In the event that the aggregate amount of costs and expenses associated with repairing, restoring or replacing all Purchased Assets affected by Casualty Events exceeds $750,000, Seller must elect, by written notice to Buyer prior to the Closing Date, either to (i) cause the Purchased Assets affected by the Casualty Events to be repaired, restored or replaced, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) indemnify Buyer, pursuant to an agreement to be executed at the Closing reasonably acceptable to the Parties, against any costs or expenses that Buyer reasonably incurs to repair, restore or replace the Purchased Assets or (iii) reduce the Base Purchase Price at Closing by an amount equal to the costs and expenses reasonably required to repair, restore or replace the Purchased Assets affected by the Casualty Events. In each case, Seller agrees to claim and collect available insurance proceeds, up to $750,000 in the aggregate, with respect to such Casualty Events, and Buyer shall be entitled to any such proceeds (or other proceeds received from Third Parties with respect to such Casualty Events) received by Seller up to $750,000 in the aggregate, and Seller shall remit to Buyer all such proceeds within 10 days of receipt thereof.

5.8 Termination as a Remedy. In the event that the aggregate sum of (i) the Defect Values attributable to uncured Defects related to the Purchased Assets which were the subject of a Defect Notice delivered no later than the Notice Deadline, plus (ii) the Allocated Values of all Restricted Contracts as to which any Required Consents are not obtained by the Closing and all other Restricted Assets reasonably related to such Restricted Contracts, plus (iii) the Allocated Values of all Purchased Assets for which applicable Preferential Rights have been validly exercised on or before the Closing Date plus (iv) the aggregate amount of costs and expenses associated with repairing, restoring or replacing the Purchased Assets affected by Casualty Events, exceeds $15,000,000, then either Buyer or Seller may elect to terminate this Agreement and upon such election, notwithstanding anything herein to the contrary, no Party shall have any further liability or obligation to the other hereunder, except that (A) the Parties shall instruct the Escrow Agent to promptly return the Deposit to Buyer via wire transfer of immediately available funds to the account designated in writing by Buyer and (B) the indemnification obligations set forth in Section 6.2 shall survive such termination and be enforceable in accordance with the terms hereof.

ARTICLE 6

COVENANTS

6.1 General. Each of Buyer and Seller shall use its reasonable efforts in good faith to take all actions and to do all things necessary or advisable in order to consummate and make effective the purchase and sale of the Purchased Assets contemplated by this Agreement, including satisfaction of the closing conditions set forth in Article 7.

6.2 Access. From and after the date of this Agreement and until the Closing Date, Seller shall permit Buyer’s officers, employees, agents and advisors, at Buyer’s sole risk and expense, to (i) have reasonable access to the Purchased Assets (so long as such access occurs during normal business hours or at mutually agreeable times and does not unreasonably interfere with the operation of the Purchased Assets) to observe the condition, use and operation of the Purchased Assets and to facilitate the transactions contemplated by this Agreement and (ii) otherwise perform due diligence activities, including title searches and physical and environmental investigations and inspections of the Purchased Assets to the extent reasonably necessary to conduct and prepare a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13) covering such Purchased Assets (“Phase I”); provided, however, that Buyer shall not conduct any physical invasive environmental examination, including, but not limited to a Phase II Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903-97) (“Phase II”) or any other soil or water tests or borings or other invasive tests or examinations with respect to the Purchased Assets without the prior written consent of Seller. In the event that Seller withholds or delays consent for Buyer to conduct any requested Phase II or additional environmental investigation of any Purchased Asset that a Phase I indicates the need thereof, such Purchased Asset (or interest therein) shall be, unless otherwise requested by Buyer, excluded from the transactions contemplated under this Agreement and (i) the Base Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such excluded Purchased Asset in accordance with the terms of Section 5.4(c)(ii), and (ii) such excluded Purchased Asset (or interest therein) shall be deemed to be deleted from the exhibits and schedules hereto. Buyer agrees to maintain the confidentiality of all information acquired by Buyer pursuant to this Section 6.2 in accordance with the terms of the Confidentiality Agreement. Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages to the extent arising out of or relating to any physical investigations and inspections (including environmental investigations and inspections) of the Purchased Assets prior to the Closing by Buyer, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Seller Indemnified Parties (but excluding gross negligence or willful misconduct on the part of any Seller Indemnified Parties).

6.3 Conduct of Seller’s Business. From and after the date of this Agreement and until the Closing Date, Seller agrees that:

(a) Seller shall maintain, operate and administer the Purchased Assets utilizing prudent oilfield practices, in the ordinary course of business and consistent with past practice and in compliance with all applicable Laws and Regulations;

(b) Seller shall:

(i) not, except as set forth on Schedule 4.1(m), agree to, approve or incur any authorizations for expenditure, cost or other obligation for commitments with respect to any individual Purchased Well or Purchased Lease in excess of $50,000;

(ii) not sell, assign, transfer or lease or agree to sell, assign, transfer, lease or otherwise dispose of any of the Purchased Assets, except for (A) sales and dispositions of oil and gas in the ordinary course of business and (B) sales and dispositions of equipment and materials that are surplus, obsolete or replaced;

(iii) not subject any of the Purchased Assets to any Lien (other than a Permitted Lien);

(iv) not modify, amend, extend or terminate any Purchased Lease, Purchased Easement or Purchased Contract;

(v) not waive, compromise or settle any material rights under any Purchased Lease, Purchased Easement or Purchased Contract;

(vi) maintain insurance coverage on the Purchased Assets in the amounts and of the types currently in force;

(vii) use commercially reasonable efforts to maintain in full force and effect all Purchased Leases; provided, however, this Section 6.3(b)(vii) shall not require any action by Seller with respect to any Purchased Lease associated with a Purchased Well incapable of producing in paying quantities in the ordinary course of business (for the avoidance of doubt, this exception is not intended to include any shut-in payments); and

(viii) maintain all Purchased Permits.

Buyer’s approval of any action restricted by this Section 6.3 shall not be unreasonably withheld or delayed and shall be considered granted 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after Seller’s notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.3, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Buyer of such action promptly thereafter.

6.4 Taxes. Buyer shall pay all sales, use, gross receipts, transfer, real property transfer, documentary stamp, recording and other similar Taxes arising from and with respect to the purchase and sale of the Purchased Assets. Each Party shall be responsible for its own income Taxes, if any, which may result from the transactions contemplated by this Agreement. Seller shall assume responsibility for, and shall bear and pay, all federal income Taxes, state income Taxes, and other similar Taxes incurred or imposed with respect to the ownership of the Purchased Assets through the Closing Date. Seller shall be responsible for all ad valorem, production, severance and similar Taxes assessed with respect to the Purchased Assets or the production therefrom by any Governmental Authority for any period prior to the Effective Time, and Buyer shall be responsible for all ad valorem, production, severance and similar Taxes assessed with respect to the Purchased Assets or the production therefrom by any Governmental Authority for any period that begins on or after the Effective Time. For purposes of this Agreement, the foregoing proration of ad valorem, property and similar Taxes shall be accomplished at the Closing based on the ratio of the number of days in the year prior to (for Seller) and on and after (for Buyer) the Effective Time to the total number of days in the year as applied to the amount of such Taxes for the most recent year for which the amount of such Taxes can be finally determined at the Closing. The severance, production and similar Taxes shall be accomplished at the Closing based on the actual production of hydrocarbons before and after the Effective Time. Buyer shall be responsible for payment to the Governmental Authority of all ad valorem, property and similar Taxes for the current tax year, except to the extent Seller has paid all or a portion of such Taxes to the Governmental Authority for the current Tax year prior to the Closing. Seller shall pay to Buyer on demand Seller’s portion of all Taxes allocated to Seller under this Section 6.4 but paid by Buyer, and Buyer shall pay to Seller on demand Buyer’s portion of all Taxes allocated to Buyer under this Section 6.4 but paid by Seller, except, in each case, to the extent such Taxes were already taken into account in determining the Operating Balance.

6.5 Transaction Expenses. Except as expressly provided otherwise herein, each Party shall pay its own expenses and the fees and expenses of its counsel, accountants, consultants and other experts and representatives incurred in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

6.6 Maintenance of Books and Records.

(a) At the Closing, Seller shall deliver to Buyer the Purchased Records.

(b) Buyer and Seller shall cooperate fully with one another after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client or other legal privilege) each Party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Purchased Assets (whether in the possession of Seller or Buyer). No files, books or records existing at the Closing Date and relating in any manner to the Purchased Assets shall be destroyed by any Party for a period of two years after the Closing Date (or such longer period as is required by applicable Laws and Regulations or any applicable joint operating agreement) without giving the other Party at least 30 days prior written notice, during which time such other Party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 6.6 shall be during normal business hours and upon not less than two days prior written request, shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the Party entitled to claim the same.

6.7 Confidentiality. The respective obligations of the Parties with regard to the use and disclosure of information provided to one Party by the other are set forth in the Confidentiality Agreement. As of Closing, the Confidentiality Agreement and all obligations thereunder shall automatically terminate without further action by either of the Parties. Notwithstanding anything in the Confidentiality Agreement or this Agreement to the contrary, Seller and Buyer shall consult with each other with regard to all publicity and other public releases concerning this Agreement and the transactions contemplated hereby; provided, however, that nothing contained in this Agreement or the Confidentiality Agreement shall restrict either Party or any Affiliate of either Party from making any disclosure required by applicable Laws and Regulations or the applicable rules of any stock exchange.

6.8 Names. As soon as reasonably possible after the Closing, but in no event later than 60 days after the Closing, Buyer shall remove the names of Seller, including “Penn Virginia,” “Penn Virginia Oil & Gas,” “Penn Virginia MC Energy” and all variations thereof, from all of the Purchased Assets and make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to place the title or other indicia of ownership, including operation of the Purchased Assets, in a name other than any name of Seller or any variations thereof.

6.9 Further Assurances. At or after the Closing, either Party, at the request of the other Party and without additional consideration, shall execute and deliver to the requesting Party all such further assignments, deeds, agreements, contracts, instruments and other documents as the requesting Party may reasonably request in order to perform, accomplish, perfect or record, if reasonably necessary, the sale, assignment, transfer and delivery to Buyer of the Purchased Assets acquired by Buyer hereunder as contemplated by this Agreement, to obtain the Customary Post-Closing Consents and to otherwise carry out the intention of this Agreement.

6.10 Revised Schedules. On one or more occasions not later than three days prior to the Closing Date, Seller may prepare and deliver to Buyer revised Schedules to this Agreement relating to the representations and warranties set forth in Section 4.1, which revised Schedules may include new Schedules to the extent that any of the representations and warranties set forth in Section 4.1 do not provide for Schedules, reflecting events or changes in circumstances occurring after the date of this Agreement. Prior to the Closing, any such revised or supplemental Schedules shall be for informational purposes only and of no force or effect in connection with determining whether the conditions to the Closing set forth in Section 7.2 have occurred or been satisfied. In the event that the Closing occurs, then for the sole purposes of the indemnification provisions set forth in Article 8, any representations and warranties of Seller as set forth in Section 4.1 shall be subject to, and modified by, any such timely delivered revisions or supplements to the Schedules to this Agreement.

6.11 Bonds. The Parties understand that no bonds, letters of credit and guarantees relating to the Purchased Assets are to be transferred to Buyer. On or before Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for the bonds, letters of credit and guarantees set forth on Schedule 6.11 (but only to the extent such replacements are necessary or required under the Purchased Contracts or by applicable Laws and Regulations).

6.12 Transition Services Agreement. At the request of Buyer, Seller shall provide certain transition services to Buyer for up to three months following the Closing pursuant to a transition services agreement in the form of Exhibit E.

ARTICLE 7

CLOSING

7.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on July 31, 2014 (the “Closing Date”) at 10:00 a.m. in the offices of Seller at 840 Gessner, Suite 800, Houston, Texas 77024, or at such other time and place as agreed to by the Parties. Notwithstanding the foregoing, the purchase and sale of the Purchased Assets shall be effective as of 12:01 a.m., Houston, Texas time, on April 1, 2014 (the “Effective Time”).

7.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) the representations and warranties of Seller set forth in Section 4.1 shall be true and correct in all respects (disregarding all materiality, Material Adverse Effect and similar qualifiers in such representations and warranties), in each case at and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches or inaccuracies of the representations or warranties of Seller set forth in Section 4.1, if any, as would not have a Material Adverse Effect on Seller or the Purchased Assets;

(b) Seller shall have performed and complied with in all material respects all of its obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing;

(c) Seller and Buyer shall each be in compliance with all material regulatory requirements of all applicable Governmental Authorities necessary to consummate the transactions contemplated herein (all of which shall be in full force and effect as of the Closing);

(d) no Order or Proceeding shall be outstanding or pending that restrains, enjoins or otherwise prohibits, or could reasonably be expected to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement;

(e) Buyer shall have received all of the deliveries required by Section 7.4; and

(f) there shall be no bankruptcy, reorganization, receivership or arrangement proceedings pending against Seller or any Affiliate of Seller. Buyer may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

7.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) the representations and warranties of Buyer set forth in Section 4.2 shall be true and correct in all respects (disregarding all materiality, Material Adverse Effect and similar qualifiers in such representations and warranties), in each case at and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches or inaccuracies of the representations or warranties of Buyer in Section 4.2, if any, as would not have a Material Adverse Effect on Buyer;

(b) Buyer shall have performed and complied with in all material respects all of its obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing;

(c) Buyer and Seller shall each be in compliance with all material regulatory requirements of all applicable Governmental Authorities necessary to consummate the transactions contemplated herein (all of which shall be in full force and effect as of the Closing);

(d) no Order or Proceeding shall be outstanding or pending that restrains, enjoins or otherwise prohibits, or could reasonably be expected to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement;

(e) Seller shall have received all of the deliveries required by Section 7.5; and

(f) there shall be no bankruptcy, reorganization, receivership or arrangement proceedings pending against Buyer or any Affiliate of Buyer.

Seller may waive any condition specified in this Section 7.3 if it executes a writing so stating at or prior to the Closing.

7.4 Deliveries by Seller at Closing. At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, or just delivered, where no execution is required, to Buyer:

(a) one or more deeds containing a special warranty of title in substantially the form of Exhibit C conveying to Buyer all of the owned real property included in the Purchased Assets (collectively, the “Deeds”);

(b) one or more assignments and bills of sale containing a special warranty of title in substantially the form of Exhibit D conveying to Buyer all of the Purchased Assets (collectively, the “Assignments”);

(c) transfer orders or letters-in-lieu thereof, as applicable, directing all buyers of production to make payments in the future directly to Buyer of proceeds attributable to production from the Purchased Assets (the “Production Payment Documents”);

(d) any required change of operator forms and similar forms necessary to transfer the operatorship of the Purchased Assets from Seller or its designated operator to Buyer or its designated operator;

(e) such assignments and consents necessary to transfer to Buyer all Purchased Permits which are transferable to Buyer under applicable Laws and Regulations;

(f) a certificate signed by an officer of Seller certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied or validly waived;

(g) a certificate signed by an officer of Seller certifying that Seller is not a foreign person in accordance with Section 1.1445-2(b) of the Treasury Regulations; and

(h) any other agreements, documents, certificates, approvals, consents or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

7.5 Deliveries by Buyer at Closing. At the Closing, Buyer shall execute and deliver or cause to be executed and delivered, or just delivered, where no execution is required, to Seller the following:

(a) the Closing Payment as provided in Section 3.5;

(b) the Assignments;

(c) the Production Payment Documents;

(d) any required change of operator forms and similar forms necessary to transfer the operatorship of the Purchased Assets from Seller or its designated operator to Buyer or its designated operator;

(e) such assignments and consents necessary to transfer to Buyer all Purchased Permits which are transferable to Buyer under applicable Laws and Regulations;

(f) a certificate signed by an officer of Buyer certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied or validly waived; and

(g) any other agreements, documents, certificates, approvals consents or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE 8

INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Parties in this Agreement or any certificate delivered pursuant to this Agreement shall survive and continue in full force and effect as follows (each applicable period, the “Survival Period”):

(a) All of the representations, warranties and covenants of Seller contained in Sections 4.1 (other than the Fundamental Representations) and 6.3 shall survive the Closing and continue in full force and effect for a period of six months after the Closing; provided, however, that all of Seller’s representations and warranties related to Taxes contained in Sections 4.1(o) and 4.1(p), shall survive the Closing and continue in full force and effect until 60 days after the expiration of the applicable statute of limitations;

(b) All of the representations and warranties of Seller set forth in Sections 4.1(a), (b), (c)(i), and (f) (collectively, the “Fundamental Representations”) shall continue in full force and effect indefinitely;

(c) All of the representations and warranties of Buyer set forth in Section 4.2 shall continue in full force and effect indefinitely; and

(d) All of the covenants set forth herein (other than those set forth in Section 6.3) shall continue in full force and effect indefinitely.

After the expiration of the applicable Survival Period for a particular representation, warranty or covenant, such representation, warranty or covenant shall automatically expire and terminate. Any claim for indemnification with respect to any breach of any representation, warranty or covenant which is not asserted within the applicable Survival Period by a written notice given as herein provided that identifies the breach underlying such claim may not be pursued and shall be thereafter forever barred.

8.2 Indemnification By Seller. In the event that the Closing occurs, then Seller hereby agrees to indemnify, defend and hold Buyer and its Affiliates, each of its and their respective shareholders, members, partners, directors, officers, employees and agents and each of their respective successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all Damages directly or indirectly arising out of, resulting from or in connection with, and the Assumed Liabilities shall not include, any of the following:

(a) the breach of or inaccuracy in any representation or warranty made by Seller in this Agreement or any certificate delivered pursuant to this Agreement;

(b) the breach of or default in the performance by Seller of any covenant, agreement or obligation in this Agreement;

(c) any Taxes apportioned to Seller pursuant to Section 6.4;

(d) to the extent not included in the Suspense Funds (provided that Seller shall remain responsible for any penalties and interest relating to Suspense Funds that should have been escheated prior to the Closing Date in accordance with applicable Laws and Regulations), any royalties, overriding royalties, net profits payments and similar burdens attributable to the period of time prior to the Effective Time (or mispayment of such burdens attributable to the time between the Effective Time and the Closing Date), including any Damages arising out of or relating to the proceedings referenced in Schedule 4.1(e);

(e) any personal injury attributable to the operation of the Purchased Assets prior to the Closing Date;

(f) any audits of pre-Effective Time periods under joint operating agreement applicable to the Purchased Assets;

(g) any civil fines, penalties, costs or expenses related to the disposal by Seller or any of its agents, contractors or representatives of any pollutants, contaminants, solid wastes, hazardous wastes, hazardous substances and hydrocarbons on or to any location not included in the Purchased Assets.

8.3 Indemnification By Buyer. In the event that the Closing occurs, Buyer agrees to indemnify, defend and hold Seller and its Affiliates, each of its and their respective shareholders, members, partners, directors, officers, employees and agents and each of their respective successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Damages directly or indirectly arising out of, resulting from or in connection with any of the following:

(a) the breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement or any certificate delivered pursuant to this Agreement;

(b) the breach of or default in performance by Buyer of any covenant, agreement or obligation in this Agreement;

(c) the Assumed Liabilities; and

(d) any Taxes apportioned to Buyer pursuant to Section 6.4.

8.4 Indemnification Procedures. All claims for indemnification under this Agreement related to Third Party Claims shall be asserted and resolved pursuant to this Section 8.4.

(a) Promptly after the receipt by any Person seeking indemnification hereunder (an “Indemnified Party”) of a notice of any Proceeding by any Third Party that may be subject to indemnification hereunder (a “Third Party Claim”), such Indemnified Party shall give written notice of such Third Party Claim to the indemnifying Party (the “Indemnifying Party”) stating the nature and basis of the Third Party Claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing the Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby.

(b) The Indemnifying Party, at its own expense, shall have the right, exercisable within 30 days of receipt of notice of the Third Party Claim, to assume the defense of the Indemnified Party against the Third Party Claim so long as (i) the Indemnifying Party acknowledges its obligations to indemnify the Indemnified Party for such Third Party Claim and proceeds in good faith and in a timely manner and (ii) such Third Party Claim involves (and continues to involve) solely monetary damages.

(c) So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 8.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party shall pay all costs and expenses of counsel for the Indemnified Party (A) for all periods prior to such time as the Indemnifying Party has notified the Indemnified Party that it has assumed the defense of such Third Party Claim and (B) if there is a conflict of interest between the Indemnifying Party and the Indemnified Party, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d) The Parties shall use commercially reasonable efforts to minimize Damages from Third Party Claims and shall act in good faith and in a timely manner in responding to, defending against, settling or otherwise dealing with Third Party Claims. The Parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party’s prior written consent, which consent shall not unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such claim involves equitable or other non-monetary relief.

8.5 Other Limitations on Indemnification.

(a) Seller shall not have any liability to the Buyer Indemnified Parties pursuant to Section 8.2(a) with respect to any breach of any representation or warranty set forth in Section 4.1 (other than any Fundamental Representation) unless and until the aggregate amount of all of the Damages to the Buyer Indemnified Parties exceeds the Indemnification Threshold, in which case the Buyer Indemnified Parties shall be entitled to indemnification only to the extent of the excess over the Indemnification Threshold. There shall be no threshold or deductible with respect to (i) Seller’s obligations to Buyer pursuant to Section 8.2(a) with respect to any breach of any Fundamental Representation, Section 4.1(s), Section 6.4 or any of Sections 8.2(b) through 8.2(g) (inclusive) or (ii) Buyer’s obligations to Seller pursuant to Section 8.3.

(b) The aggregate liability of Seller pursuant to this Article 8 shall in no event exceed, individually or in the aggregate, $15,000,000. Subject to Section 8.5(c), Buyer’s liability pursuant to Section 8.3 shall, in each case, be without limit.

(c) Under no circumstances shall any Party be liable to the other Party for any indirect, contingent, consequential, unforeseen, exemplary or punitive, special Damages of any nature (including lost profits); provided, however, that any such Damages recovered by any Third Party for which a Party owes another Party an indemnity under this Agreement shall not be waived.

(d) The Parties will make appropriate adjustments for any insurance proceeds actually received by the Indemnified Party in determining Damages for purposes of this Article 8. All indemnification payments under this Article 8 will be deemed to be adjustments to the amounts paid to Seller pursuant to Article 2. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(e) For purposes of the indemnifications given under Section 8.2(a) for breaches of the representations and warranties made by Seller in Section 4.1, such representations and warranties qualified by materiality or Material Adverse Effect shall be deemed to have been made without the materiality or Material Adverse Effect qualifications and shall be true and correct in all respects.

(f) Each Indemnified Party seeking indemnification hereunder shall use commercially reasonable efforts to mitigate any Damages that it asserts under this Article 8, but any reasonable costs and expenses (other than internal costs and expenses) incurred in connection therewith shall constitute Damages.

8.6 Exclusive Remedy. EXCEPT FOR THE SPECIAL WARRANTY SET FORTH IN THE DEEDS AND THE ASSIGNMENTS, IN THE ABSENCE OF FRAUD, AFTER THE CLOSING THE RIGHT OF THE PARTIES TO ASSERT INDEMNIFICATION CLAIMS AND RECEIVE INDEMNITY PAYMENTS UNDER THIS AGREEMENT IS THE SOLE AND EXCLUSIVE RIGHT AND REMEDY EXERCISABLE BY THE PARTIES WITH RESPECT TO ANY DAMAGES ARISING OUT OF ANY BREACH BY ANY PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SUCH PARTY SET FORTH IN THIS AGREEMENT OR OTHERWISE RELATING TO THE CONTEMPLATED TRANSACTIONS. NO PARTY WILL HAVE ANY OTHER REMEDY (STATUTORY, EQUITABLE, COMMON LAW OR OTHERWISE) AGAINST ANY OTHER PARTY WITH RESPECT TO SUCH MATTERS, AND ALL SUCH OTHER REMEDIES ARE HEREBY WAIVED. WITHOUT LIMITING THE FOREGOING, IN THE ABSENCE OF FRAUD, EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT SUCH PARTY WILL NOT HAVE ANY REMEDY AFTER THE CLOSING FOR ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 8.

ARTICLE 9

TERMINATION

9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to Seller (i) at any time prior to the Closing in the event that Seller has breached in any material respect any representation, warranty or covenant contained in this Agreement, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, (ii) at any time following the Termination Date if the Closing shall not have occurred on or before the Termination Date or (iii) at any time prior to the Closing if the conditions set forth in Section 5.8 have been satisfied; or

(c) Seller may terminate this Agreement by giving written notice to Buyer (i) at any time prior to the Closing in the event that Buyer has breached in any material respect any representation, warranty or covenant contained in this Agreement, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, (ii) at any time following the Termination Date if the Closing shall not have occurred on or before the Termination Date or (iii) at any time prior to the Closing if the conditions set forth in Section 5.8 have been satisfied.

9.2 Effect of Termination.

(a) In the event that this Agreement is terminated by either Party pursuant to Section 9.1, then, except as expressly hereinafter provided, this Agreement shall become void and have no effect; provided, however, that (i) the provisions of Sections 3.3, 6.2, 6.7, 8.4, 8.5(c), 8.5(d) and 8.5(e), this Article 9 and Article 10 shall survive any such termination and (ii) each Party shall, in all events, remain bound by and continue to be subject to the terms of the Confidentiality Agreement.

(b) In the event that (i) Buyer terminates this Agreement pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii), (ii) Seller has knowingly taken any action or knowingly omitted to take any action where such action or omission to take any such action resulted in the breach or failure in any material respect of any of Seller’s representations or warranties set forth herein or any covenants of Seller which are to be performed or observed at or prior to the Closing and (iii) as of the date of such termination, Buyer has not breached in any material respect any representation, warranty or covenant of Buyer contained in this Agreement (including Buyer’s failure to consummate the transactions contemplated by this Agreement upon satisfaction of the conditions set forth in Section 7.2), then, subject to the limitations set forth in Section 8.5(c) and this Section 9.2, (A) the Parties shall instruct the Escrow Agent to disburse the Deposit to Buyer in accordance with Section 3.3(d) and (B) Buyer shall be entitled to all remedies available at law or in equity (including specific performance to the extent that a court of competent jurisdiction determines that Buyer is entitled to such remedy).

(c) In the event that (i) Seller terminates this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii) and (ii) Seller is entitled to the Deposit pursuant to Section 3.3(c), then Seller’s receipt of the Deposit shall be Seller’s sole and exclusive remedy against Buyer hereunder (other than for the breach of any covenants that expressly survive the termination hereof pursuant to Section 9.1).

(d) In the event that (i) this Agreement terminates pursuant to Section 9.1 and (ii) the conditions described in either Section 9.2(b) or Section 9.2(c) have not been satisfied, then no Party shall have any obligations or liabilities hereunder except for the obligations and liabilities with respect to (A) the return of the Deposit to Buyer as required under Section 3.3(d) and (B) Sections 6.2 and 6.7, this Article 9 and Article 10.

ARTICLE 10

MISCELLANEOUS

10.1 Amendment and Waiver. The Parties may, by mutual written agreement, amend this Agreement in any respect, and either Party, as to such Party, may (i) extend the time for the performance of any of the obligations of the other Party; (ii) waive any inaccuracies in representations and warranties by the other Party; (iii) waive compliance by the other Party with any of the covenants or agreements contained herein and performance of any obligations by the other Party; and (iv) waive the fulfillment of any condition that is precedent to the performance by such Party of any of its obligations under this Agreement. To be effective, any such extension or waiver must be in writing and be signed by the Party providing such waiver or extension, as the case may be. No such extension or waiver by any Party, nor any waiver by any Party of any breach of any provision of this Agreement, shall operate or be construed as a waiver of any subsequent breach, whether or not similar. No failure or any delay by any Party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein provided are cumulative and are not alternative.

10.2 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that Buyer may assign its rights and obligations under this Agreement to an Affiliate or Affiliates of Buyer without the consent of Seller, upon which such transfer the Buyer shall be released from all obligations under this Agreement. The Parties acknowledge that this Agreement in its entirety is intended to be novated by Buyer to one or more of its Affiliates prior to the Closing so that only such Affiliates will be entitled to acquire title to the Purchased Assets at the Closing in addition to assuming any and all other rights and obligations under this Agreement. Any transfer or assignment in violation of this Section 10.2 shall be void ab initio.

10.3 Notices. All notices, requests, demands and communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed or by facsimile or email transmission, when received by the Party charged with such notice and addressed as follows:

If to Seller:

Penn Virginia Oil & Gas Corporation

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087-4564

Attention: H. Baird Whitehead

Fax: (610) 687-3688

Email: baird.whitehead@pennvirginia.com

With a copy to:

Penn Virginia Oil & Gas Corporation

840 Gessner Road, Suite 800

Houston, Texas 77024

Attention: Edward L. Johnson

Fax: (713) 722-6609

Email: ed.johnson@pennvirginia.com

and

Penn Virginia Corporation

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087-4564

Attention: Nancy M. Snyder

Fax: (610) 687-3688

Email: nancy.snyder@pennvirginia.com

If to Buyer:

KKR Management Holdings L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Attention: General Counsel

Fax: (212) 850-0003

Email: general.counsel@kkr.com

With a copy to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Attention: John B. Connally

Fax: (713) 615-5333

Email: jconnally@velaw.com

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made. If any Party rejects or otherwise refuses to accept a notice, or if the notice cannot be delivered because of a change in address for which no notice was given to the Party attempting to give or make such notice, such notice shall be deemed to have been received upon such rejection, refusal or such inability to deliver.

10.4 Severability. The Parties agree that (i) the provisions of this Agreement shall be severable in the event that any provision hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provision shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision but which is valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

10.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (i) confer on any Person, other than the Parties (and the Indemnified Parties referred to in Article 8) and their respective successors or permitted assigns, any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the Parties as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No Third Party shall have any right, independent of any right which may exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

10.6 Construction. Buyer and Seller have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event that any ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by Buyer and Seller, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the other Transaction Documents.

10.7 Exhibits and Schedules. All exhibits and schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.8 Headings. The headings preceding the text of the articles, sections and paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

10.10 Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto and the other Transaction Documents, and the Confidentiality Agreement constitute the entire understanding of the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements or understandings, written or oral, between the Parties with respect to the subject matter hereof.

10.11 Applicable Law. This Agreement shall be governed by, and construed, enforced and interpreted in accordance with the Laws and Regulations of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws and Regulations of any jurisdiction other than the State of Texas; provided, however, that the Laws and Regulations of the state where the Purchased Assets are located shall apply with respect to conveyancing matters and other real property matters necessarily subject to the Laws and Regulations of the state of where the Purchased Assets are located.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

SELLER:

PENN VIRGINIA OIL & GAS CORPORATION

By:	/s/ H. BAIRD WHITEHEAD
	Name:	H. Baird Whitehead
	Title:	President and Chief Executive Officer

BUYER:

KKR MANAGEMENT HOLDINGS L.P.

By:	KKR Management Holdings Corp.,
its general partner

By:	/s/ WILLIAM JANETSCHEK
	Name:	William Janetschek
	Title:	Chief Financial Officer

Signature Page to Purchase and Sale Agreement